Exhibit 10.9
CHANGE OF CONTROL AGREEMENT
          This Change of Control Agreement (the “Agreement”) is entered into as of April 16, 2010 between Trico Marine Services, Inc. (the “Company”) and Jeffrey Favret (the “Employee”).
          WHEREAS, the Employee is currently employed by Company as the Chief Accounting Officer; and
          WHEREAS, the Company is desirous of continuing to employ the Employee in such capacity on the terms and conditions, and for the consideration, hereinafter set forth and the Employee is desirous of continuing to be employed by Company on such terms and conditions and for such consideration;
          NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Employee agree as follows:
1.	Effective Date. Effective as of April 16, 2010 (the “Effective Date”) the Employee’s employment by the Company shall be subject to the terms and conditions of this Agreement.

2.	Position. From and after the Effective Date, the Company shall employ the Employee in the position of Chief Accounting Officer of the Company, or in such other positions as the parties mutually may agree.

3.	Duties and Responsibilities. The Employee agrees to serve in the position referred to in Section 2 and to perform diligently and to the best of his abilities the duties and services appertaining to such office, as well as such additional duties and services appropriate to such office which the parties mutually may agree upon from time to time. The Employee’s employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company’s executive employees, as such policies may be amended from time to time.

4.	Company’s Right to Terminate. Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:

(i) upon Executive’s death;

(ii) upon Executive’s becoming incapacitated by accident, sickness, or other circumstances which, in the opinion of a physician selected by Company, renders Executive mentally or physically incapable of performing the duties and services required of Executive hereunder;

(iii) for “Cause”, which shall mean Executive (A) has engaged in gross negligence or willful misconduct in the performance of the duties required of Executive hereunder, (B) has willfully refused without proper legal reason to perform the duties and responsibilities required of Executive hereunder, (C) has materially breached any material provision of this Agreement or any material corporate policy maintained and established by Company that is of general applicability to Company’s executive employees, (D) has willfully engaged in conduct that Executive knows or should know is materially injurious to Company or any of its affiliates, or (E) has been convicted of, or pleaded no contest to, a crime involving moral turpitude or any felony, or (F) has engaged in any act of serious dishonesty which adversely affects, or reasonably could in the future adversely affect, the value, reliability, or performance of Executive in a material manner; provided, however, that Executive’s employment may be terminated for Cause only if such termination is approved by at least a majority of a quorum (as defined in Company’s By-laws) of the members of the Board of Directors after Executive has been given written notice by Company of the specific reason for such termination and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board of Directors; or

(iv) for any other reason whatsoever, in the sole discretion of the Board of Directors.

5.	Executive’s Right to Terminate. Executive shall have the right to terminate Executive’s employment under this Agreement for any of the following reasons:

(i) for “Good Reason”, which shall mean, within 60 days of and in connection with or based upon (A) a material breach by Company of any material provision of this Agreement (provided, however, that a reduction in Executive’s annual base salary that is consistent with reductions taken generally by other executives of Company shall not be considered a material breach of a material provision of this Agreement), (B) a material diminution in the nature or scope of Executive’s duties and responsibilities, (C) the assignment to Executive of duties and responsibilities that are materially inconsistent with the positions referred to in paragraph 1.2 and that result in a material negative change to Executive, (D) any material change in the geographic location at which Executive must perform services, or (E) Executive not being offered a comparable position at the “resulting entity” (as defined in paragraph 4.1) in connection with a Change in Control. Prior to Executive’s termination for Good Reason, Executive must give written notice to Company of the reason for Executive’s termination and the reason must remain uncorrected for 30 days following such written notice; or

(ii) at any time for any other reason whatsoever, in the sole discretion of Executive.

For purposes of Section 2.3(i), “a material change in the geographic location at which Executive must perform services” shall mean a requirement that Executive relocate to a site more than seventy five (75) miles from Executive’s present business address.

6.	Termination Benefits. Means (i) a lump sum cash payment equal to the sum of: (A) one year of Executive’s annual base salary at the rate in effect on the date of termination of Executive’s employment, (B) the higher of (1) Executive’s highest annual bonus paid during the three most recent fiscal years or (2) Executive’s Target Bonus (as provided in Company’s annual cash incentive plan) for the fiscal year in which Executive’s date of termination occurs, and (C) any bonus that Executive has earned and accrued as of the date of termination of Executive’s employment which relates to periods that have ended on or before such date and which have not yet been paid to Executive by Company.

7.	Change in Control Benefits. If the Employee’s employment is (i) terminated in connection with, based upon, or within 12 months after, a Change in Control, or (ii) based upon, or within 12 months after, a Change of Control, there has been a significant reduction in the nature or scope of the Employee’s duties and responsibilities or the assignment to the Employee of duties and responsibilities that are materially inconsistent with the position referred to in Section 2, then the Company shall provide the Employee with the Change in Control Benefits. Any lump sum cash payment due to the Employee pursuant to the preceding sentence shall be paid to the Employee within five business days of the date of the Employee’s termination of employment with the Company.

For purposes of this Agreement, a “Change of Control” shall mean (i) a merger of Company with another entity, a consolidation involving Company, or the sale of all or substantially all of the assets of Company to another entity if, in any such case, (A) the holders of equity securities of Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of Company immediately prior to such transaction or event or (B) the persons who were members of the Board of Directors immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event, (ii) the dissolution or liquidation of Company, (iii) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of, (A) if

Company has not engaged in a merger or consolidation, Company, or (B) if Company has engaged in a merger or consolidation, the resulting entity, or (iv) as a result of or in connection with a contested election of directors, the persons who were members of the Board of Directors immediately before such election shall cease to constitute a majority of the Board of Directors. For purposes of the preceding sentence, (1) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (2) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” shall refer to the resulting entity and the term “Board of Directors” shall refer to the board of directors (or comparable governing body) of the resulting entity.

“Change in Control Benefits” means (i) a lump sum cash payment equal to the sum of: (A) 2.99 times Executive’s annual base salary at the rate in effect under paragraph 3.1 on the date of termination of Executive’s employment (or, if higher, Executive’s annual base salary in effect immediately prior to the Change in Control), (B) 2.99 times the higher of (1) Executive’s highest annual bonus paid during the three most recent fiscal years or (2) Executive’s Target Bonus (as provided in Company’s annual cash incentive plan) for the fiscal year in which Executive’s date of termination occurs, and (C) any bonus that Executive has earned and accrued as of the date of termination of Executive’s employment which relates to periods that have ended on or before such date and which have not yet been paid to Executive by Company; (ii) all of the outstanding stock options, restricted stock awards and other equity based awards granted by Company to Executive shall become fully vested and immediately exercisable in full on the date of termination of Executive’s employment.

5.	Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:	Trico Marine Services, Inc.
10001 Woodloch Forest Drive, Suite 1600
The Woodlands, Texas 77380
Attention: General Counsel

If to Employee to:	Jeffrey Favret
Louisiana
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

6.	Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

7.	No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.	Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

9.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

10.	Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

11.	Entire Agreement. All understandings and agreements preceding the date of execution of this Agreement (except for written offer letter signed by an officer of the Company to the Employee) and relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 16th of April 2010, to be effective as of the Effective Date.

TRICO MARINE SERVICES, INC.
By:	/s/ Rishi Varma
	Name:	Rishi Varma
	Title:	SVP and COO

/s/ Jeffrey Favret
Jeffrey Favret